                                                                      EXHIBIT 21



                        SUBSIDIARIES OF PERCEPTRON, INC.


The following three corporations are subsidiaries of Perceptron, Inc.

     1. Perceptron Europe B.V., a corporation organized under the laws of the Netherlands.

     2. Perceptron (Europe) GmbH, a corporation organized under the laws of Germany, is a wholly owned subsidiary of Perceptron Europe B.V.

     3. Autospect, Inc., a corporation organized under the laws of Michigan.